Exhibit 10.2

Exhibit A

AMENDMENT #2 TO ROBERT C. BOWEN EMPLOYMENT AGREEMENT

THIS AMENDMENT #2 TO ROBERT C. BOWEN EMPLOYMENT AGREEMENT (the “Amendment”) is made as of this 1st day of January, 2009, by and between Scientific Learning Corporation (the “Company”), and Robert C. Bowen (“Executive”) (collectively, the “Parties”).

RECITALS

WHEREAS, the Company and the Executive wish to further amend the Employment Agreement between them made May 31, 2002, and amended by agreements dated January 4, 2004, and December 6, 2007 (the “Employment Agreement”);

WHEREAS, the Company and Executive wish to provide for the transition of Executive to the post of Executive Chair and to adjust his compensation to reflect this change; and

WHEREAS, the Chair of the Compensation Committee and Executive have agreed to certain different terms of employment as set forth hereunder.

NOW, THEREFORE, in consideration of the promises, mutual covenants, the above recitals, and the agreements herein set forth, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties agree to the following terms and conditions of the Executive’s employment:

AGREEMENT

1.        POSITION. Effective January 1, 2009, Executive shall transition to the position of Executive Chair, and shall no longer be Chief Executive Officer. Executive’s commitment shall be approximately 50% of a full-time position and his duties shall be as determined by the Chief Executive Officer and/or the Board of Directors.

2.	COMPENSATION.
a.	Salary. Executive shall receive for services to be rendered hereunder an annualized base salary of $250,000, payable on a twice-monthly basis, subject to payroll withholding and deductions.
b.

Bonus. Executive shall no longer be eligible to participate in the Company’s Management Incentive Plans. Executive shall remain eligible to receive a bonus under the Company’s 2008 Management Incentive Plan related to his duties as Chief Executive Officer during 2008.

c.	Benefits. Executive shall continue to be eligible for the Company’s standard employee benefits.

3.         Entire Agreement. Except as amended by this Amendment #2, the Employment Agreement shall remain in full force and effect. The Employment Agreement, as modified by this Amendment #2 sets forth the entire agreement and understanding of the Parties with regard to the subject matter hereunder and supersedes any and all prior agreements, arrangements and understandings, written or oral, pertaining to the subject matter hereof. No representation, promise or inducement relating to the subject matter hereof has been made to a party that is not embodied in this Amendment, and no party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

4.         Governing Law. This Amendment and all disputes relating to this Amendment shall be governed in all respects by the laws of the State of California as such laws are

Exhibit A

applied to agreements between California residents entered into and performed entirely in California.

IN WITNESS WHEREOF, the parties have each duly executed this Amendment #2 as of the day and year first above written.

Scientific Learning Corporation

Rodman W. Moorhead, III Chair, Compensation Committee

Robert C. Bowen

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